Exhibit 99.1

200 Holleder Parkway, Rochester, New York 14615

CONTACT:	Investors and Media: Felix Veksler

Senior Director, Investor Relations

ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES SECOND QUARTER FISCAL 2023 FINANCIAL RESULTS

•	Second Quarter Sales Decreased 5.1% to $329.8 Million, due to the Divestiture of Wholesale Tire and Distribution Assets in First Quarter Fiscal 2023

•	Second Quarter Comparable Store Sales Increased 1.3%, driven by an ~10% Comparable Store Sales Increase in ~300 Small or Underperforming Stores

•	Second Quarter Diluted EPS of $.40; Adjusted Diluted EPS[1] of $.43

•	Generated Cash from Operating Activities of ~$120M for the First Half of Fiscal 2023

•	Repurchased ~1.2M Shares of Common Stock; Cumulative Share Repurchases of ~1.6M Shares of Common Stock through Second Quarter at an Average Price of ~$44.00 per share

ROCHESTER, N.Y. – October 26, 2022 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its second quarter ended September 24, 2022.

Second Quarter Results2

Sales for the second quarter of the fiscal year ending March 25, 2023 (“fiscal 2023”) decreased 5.1% to $329.8 million, as compared to $347.7 million for the second quarter of the fiscal year ended March 26, 2022 (“fiscal 2022”). The total sales decline of $17.9 million was due to the divestiture of the Company’s Wholesale tire and distribution assets in the first quarter of fiscal 2023. Sales for these divested assets were $28.8 million in the second quarter of fiscal 2022. Comparable store sales increased 1.3% for the period, driven by an approximate 10% comparable store sales increase in approximately 300 of the Company’s small or underperforming stores. This compares to an increase in comparable store sales of 14.8% in the prior year period. Sales from new stores increased $8.1 million, primarily from recent acquisitions.

[1]	Adjusted diluted EPS is a non-GAAP measure. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.
[2]	Financial performance for prior year includes the results of divested Wholesale tire and distribution assets.

Comparable store sales increased approximately 6% for tires and 1% for maintenance services compared to the prior year period. Comparable store sales decreased approximately 5% for brakes and front end/shocks and 8% for alignments compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

Gross margin decreased 220 basis points to 35.4% in the second quarter of fiscal 2023 from 37.6% in the prior year period. The decrease was primarily due to a higher mix of tire sales in the Company’s retail locations, customer trade down to opening price point tires, as well as parts inflation that the Company intentionally did not fully pass through to consumers, which resulted in an increase in material costs as a percentage of sales from the prior year. Additionally, incremental investments in technician labor and wages to support current and future topline growth increased labor costs 100 basis points from the prior year. These increases more than offset the benefits to gross margin from the divestiture of the Company’s Wholesale tire and distribution assets.

Total operating expenses for the second quarter of fiscal 2023 were $93.3 million, or 28.3% of sales, as compared to $96.2 million, or 27.7% of sales in the prior year period. The increase as a percentage of sales was principally due to the divestiture of the Company’s Wholesale tire and distribution assets. This was partially offset by cost control in the second quarter of fiscal 2023.

Operating income for the second quarter of fiscal 2023 was $23.5 million, or 7.1% of sales, as compared to $34.5 million, or 9.9% of sales in the prior year period. Interest expense was $5.7 million for the second quarter of fiscal 2023, as compared to $6.3 million for the second quarter of fiscal 2022, principally due to a decrease in weighted average debt.

Income tax expense in the second quarter of fiscal 2023 was $4.7 million, or an effective tax rate of 26.6%, compared to $7.3 million, or an effective tax rate of 25.7% in the prior year period.

Net income for the second quarter of fiscal 2023 was $13.1 million, as compared to $21.0 million in the same period of the prior year. Diluted earnings per share for the second quarter of fiscal 2023 was $.40, compared to $.62 in the second quarter of fiscal 2022. Adjusted diluted earnings per share, a non-GAAP measure, for the second quarter of fiscal 2023 was $.43, with a majority of the $.03 per share of excluded costs coming from restructuring and elimination of certain executive management positions upon the completed divestiture of the Company’s Wholesale locations and tire distribution assets. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for further details regarding this and any other excluded costs in the second quarter of fiscal 2023. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

During the second quarter of fiscal 2023, the Company closed 6 stores. Monro ended the quarter with 1,297 company-operated stores and 80 franchised locations.

“While our topline results do not fully reflect the good work of all of our teammates, we continued to make progress on our overall strategy in the second quarter. Led by approximately 10% growth in our small or underperforming stores, comparable store sales increased approximately 1%, with momentum building as the quarter progressed. Given the challenges of the current macro environment, we saw stretched consumers trade down to lower priced tire options and defer vehicle maintenance in some of our key service categories. Our partnership with American Tire Distributors allowed us to reposition our tire assortment to give our customers the right tire at the right price. In an effort to build a longer-term relationship with our customers, we made an intentional decision to not fully offset parts inflation through additional increases in price. We also maintained the critical investments we’ve made in our labor force in order to preserve our long-term service model. Although our investments in price and labor impacted our gross margin, we gained market share in our tire category in the second quarter. Supported by strong performance in our tire category as well as improving trends in our service categories, we are seeing positive signs that the consumer deferral cycle might be coming to an end. The strengthening sequential demand that we saw in the second quarter has continued into fiscal October, with our preliminary comparable store sales up 3.7%”, said Mike Broderick, President and Chief Executive Officer.

Broderick continued, “We remain confident that as long as our stores are properly staffed, our pricing is competitive with the right assortment and we continue to improve our in-store execution, we will be able to drive traffic to our stores to serve the needs of our customers and capture market share gains. While we still have significant opportunities and important work to do to achieve the kind of operational excellence that will allow us to consistently deliver on our mid-single digit comp store sales expectations, we believe our business is well-positioned with the right strategy in place to take advantage of longer-term industry tailwinds.”

First Six Months Results3

For the current six-month period:

•

Sales decreased 1.5% to $679.4 million from $689.5 million in the same period of the prior year. Comparable store sales increased 0.8%, compared to an increase of 23.8% in the prior year period. Comparable store sales at Retail locations increased 2.0%, compared to an increase of 25.5% in the prior year period.

•	Gross margin for the six-month period was 35.2%, compared to 37.2% in the prior year period.

•	Operating income was 7.3% of sales, compared to 9.0% in the prior year period.

•	Net income for the first six months of fiscal 2023 was $25.6 million, or $.77 per diluted share, as compared to $36.7 million, or $1.08 per diluted share in the prior year period.

•

Adjusted diluted earnings per share, a non-GAAP measure, in the first six months of fiscal 2023 was $.85. This compares to adjusted diluted earnings per share of $1.17 in the first six months of fiscal 2022. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded costs in the first six months of fiscal 2023 and 2022. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Strong Financial Position

During the first half of fiscal 2023, the Company generated strong operating cash flow of approximately $120 million. As of September 24, 2022, the Company had cash and cash equivalents of approximately $10 million and availability on its revolving credit facility of approximately $440 million.

Second Quarter Fiscal 2023 Cash Dividend

On September 6, 2022, the Company paid a cash dividend for the second quarter of fiscal year 2023 of $.28 per share.

[3]	Financial performance includes the results of the divested Wholesale and tire distribution assets for the first six months of fiscal 2022 and fiscal 2023 through June 16th.

Share Repurchases

During the second quarter of fiscal 2023, the Company continued executing on its share repurchase program, which authorizes the Company to repurchase up to $150 million of its common stock. The Company repurchased approximately 1.2 million shares of its common stock during the second quarter of fiscal 2023. In total, the Company has repurchased approximately 1.6 million shares at an average price of $44.00 for approximately $71 million through the second quarter of fiscal 2023.

The Company may repurchase shares of common stock from time to time as market conditions warrant, subject to regulatory considerations.

The method, timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, alternative investment opportunities, and legal requirements.

The Company’s repurchase program has no expiration date, does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice.

Company Outlook

Monro is not providing fiscal 2023 financial guidance at this time but will provide perspective on its outlook for fiscal 2023 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Wednesday, October 26, 2022 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-833-927-1758 and using the required access code of 740974. A replay will be available approximately two hours after the recording through Wednesday, November 9, 2022 and can be accessed by dialing 1-866-813-9403 and using the required access code of 211970. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated approximately $1.4 billion in sales in fiscal 2022 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across approximately 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit www.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expect,” “estimate,” “guidance,” “outlook,” “anticipate,” “believe,” “could,” “may,” “might,” “will,” “intend,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of general business or economic conditions on the Company’s business, including the direct and indirect effects of the COVID-19 pandemic and the Russian invasion of Ukraine on the economy, consumer spending levels, inflation, and unemployment, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 26, 2022. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items and items related to store closings as well as our Monro.Forward or acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

###

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2022	2021	% Change
Sales	$329,818	$347,699	(5.1%)
Cost of sales, including distribution and occupancy costs	213,083	217,016	(1.8%)

Gross profit	116,735	130,683	(10.7%)
Operating, selling, general and administrative expenses	93,262	96,205	(3.1%)

Operating income	23,473	34,478	(31.9%)
Interest expense, net	5,705	6,276	(9.1%)
Other income, net	(98)	(50)	96.0%

Income before provision for income taxes	17,866	28,252	(36.8%)
Provision for income taxes	4,745	7,267	(34.7%)

Net income	$13,121	$20,985	(37.5%)

Diluted earnings per share	$0.40	$0.62	(35.5%)

Weighted average number of diluted shares outstanding	32,729	34,027
Number of stores open (at end of quarter)	1,297	1,288

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2022	2021	% Change
Sales	$679,353	$689,517	(1.5%)
Cost of sales, including distribution and occupancy costs	440,429	432,903	1.7%

Gross profit	238,924	256,614	(6.9%)
Operating, selling, general and administrative expenses	189,197	194,219	(2.6%)

Operating income	49,727	62,395	(20.3%)
Interest expense, net	11,364	13,217	(14.0%)
Other income, net	(178)	(93)	91.4%

Income before provision for income taxes	38,541	49,271	(21.8%)
Provision for income taxes	12,936	12,605	2.6%

Net income	$25,605	$36,666	(30.2%)

Diluted earnings per share	$0.77	$1.08	(28.7%)

Weighted average number of diluted shares outstanding	33,349	34,026

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 24, 2022	March 26, 2022
Assets
Cash and equivalents	$9,794	$7,948
Inventories	135,006	166,271
Other current assets	96,011	71,283

Total current assets	240,811	245,502
Property and equipment, net	307,585	315,193
Finance lease and financing obligation assets, net	236,734	268,406
Operating lease assets, net	213,715	213,588
Other non-current assets	790,224	828,723

Total assets	$1,789,069	$1,871,412

Liabilities and Shareholders’ Equity
Current liabilities	$385,161	$321,964
Long-term debt	130,000	176,466
Long-term finance leases and financing obligations	320,102	357,475
Long-term operating lease liabilities	193,660	192,637
Other long-term liabilities	38,376	39,964

Total liabilities	1,067,299	1,088,506
Total shareholders’ equity	721,770	782,906

Total liabilities and shareholders’ equity	$1,789,069	$1,871,412

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal September
	2022	2021
Diluted EPS	$0.40	$0.62
Gain on sale of wholesale tire and distribution assets, net (a)	(0.02)	—
Store closing costs	0.01	—
Monro.Forward initiative costs	—	—
Acquisition due diligence and integration costs	—	—
Management restructuring/transition costs (b)	0.03	—
Costs related to shareholder matters	0.01	—

Adjusted Diluted EPS	$0.43	$0.62

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal September
	2022	2021
Net Income	$13,121	$20,985
Gain on sale of wholesale tire and distribution assets, net (a)	(788)	—
Store closing costs	230	(158)
Monro.Forward initiative costs	19	48
Acquisition due diligence and integration costs	1	110
Management restructuring/transition costs (b)	1,338	—
Costs related to shareholder matters	317	—
Provision for income taxes on pre-tax adjustments (c)	(280)	—

Adjusted Net Income	$13,958	$20,985

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Six Months Ended Fiscal September
	2022	2021
Diluted EPS	$0.77	$1.08
Gain on sale of wholesale tire and distribution assets, net (a)	(0.05)	—
Store closing costs	0.01	(0.01)
Monro.Forward initiative costs	—	—
Acquisition due diligence and integration costs	—	0.01
Management restructuring/transition costs (b)	0.03	—
Litigation settlement costs	—	0.09
Costs related to shareholder matters	0.01	—
Certain discrete tax items (d)	0.08	—

Adjusted Diluted EPS	$0.85	$1.17

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Six Months Ended Fiscal September
	2022	2021
Net Income	$25,605	$36,666
Gain on sale of wholesale tire and distribution assets, net (a)	(1,968)	—
Store closing costs	226	(430)
Monro.Forward initiative costs	42	151
Acquisition due diligence and integration costs	(9)	420
Management restructuring/transition costs (b)	1,338	59
Litigation settlement costs	—	3,920
Costs related to shareholder matters	317	—
Provision for income taxes on pre-tax adjustments (c)	13	(997)
Certain discrete tax items (d)	2,644	—

Adjusted Net Income	$28,208	$39,789

a)	Amount includes gain on sale of wholesale tire locations and tire distribution assets, net of closing costs and costs associated with the closing of a related warehouse.

b)

Costs incurred in fiscal 2023 in connection with restructuring and elimination of certain executive management positions upon completion of the Company’s sale of wholesale tire locations and tire distribution assets.

c)

The Company determined the Provision for income taxes on pre-tax adjustments by calculating the Company’s estimated annual effective tax rate on pre-tax income before giving effect to any discrete tax items and applying it to the pre-tax adjustments.

d)

Amount relates to the sale of wholesale tire locations and tire distribution assets, as well as the revaluation of deferred tax balances due to changes in the mix of pre-tax income in various U.S. state jurisdictions as a result of the sale.